EXHIBIT 99.2

          SANTA FE PACIFIC CORPORATION                                 NEWS
          1700 East Golf Road
          Schaumburg, Illinois 60173-5860
          708-995-6274
          PUBLIC RELATIONS

          FOR IMMEDIATE RELEASE          MEDIA CONTACT:  Catherine Westphal
          #48                                                (708) 995-6273


          SANTA FE PACIFIC REJECTS UNION PACIFIC PROPOSAL

               SCHAUMBURG,  ILLINOIS, OCTOBER 6,  1994 -- Santa  Fe Pacific

          Corporation announced  today that  its board  of directors  voted unanimously  to reject  Union  Pacific Corporation's  unsolicited conditional proposal to acquire Santa Fe.

               Union Pacific has proposed an exchange of .344 of a share of

          Union  Pacific common  stock for  each Santa  Fe share,  having a value  of approximately  $17 per  Santa  Fe share,  based on  the

          October 6, 1994 closing price of Union Pacific stock.

               The  Santa Fe Pacific board reaffirmed its commitment to its previously announced merger with  Burlington Northern Inc., which

          the  company  believes  will  generate   significant  public  and

          shareholder  benefits,  and  will therefore  be  approved  by the

          Interstate Commerce Commission.

               Robert D.  Krebs, chairman,  president  and chief  executive officer,  stated his belief  that the  Union Pacific  proposal is unlikely  to achieve  ICC approval  and  is motivated  more by  a desire to derail the Burlington Northern/Santa  Fe merger than to achieve its own transaction with Santa Fe.



                                        -more-

                                                                        SFP
                                                                     Page 2


               Krebs went on to say that, earlier this year, he returned an unsolicited  telephone call from  Drew Lewis, chairman  and chief executive officer of Union Pacific, in which Lewis stated that if

          Santa Fe made  its deal with  Burlington Northern, Union  Pacific

          would not  oppose it.   Krebs said  that Santa  Fe had  relied on

          Lewis' assurance when  it proceeded with the  Burlington Northern

          transaction.   Union  Pacific  has  now  decided to  interject  a

          proposal which  has little  chance of  being consummated  because

          Union Pacific does  not want to compete with  a merged Burlington

          Northern Santa Fe Railway.

               At the conclusion of a meeting with Krebs yesterday evening,

          Lewis said that Union Pacific might offer more -- $20 per share

          --  and would  consider using  a  voting trust  for the  proposed

          transaction.   Union Pacific's written proposal and press release

          are inconsistent with  these comments.  If Union  Pacific makes a proposal at a  fair price  and with an  adequate provision for  a voting  trust that would  substantially eliminate  the regulatory risk  for Santa  Fe  shareholders, Santa  Fe would  consider that proposal in light of its fiduciary duties.



                                        ###